Exhibit 99.1

Chipotle Mexican Grill Announces Pricing of Secondary Offering

DENVER—May 19, 2006 - Chipotle Mexican Grill, Inc. (NYSE:CMG) announced that McDonald’s Ventures, LLC and certain of its other stockholders have agreed to sell 4,197,331 shares of its class A common stock, par value $.01 per share, at a price of $61.50 per share.  McDonald’s Ventures, LLC has agreed to sell 4,100,000 shares.

Chipotle will not receive any proceeds from the offering.

The underwriters in the offering have an over-allotment option to purchase an additional 629,599 class A shares from McDonald’s Ventures, LLC.

The offering was made through an underwriting syndicate led by Morgan Stanley & Co. Incorporated and Cowen and Company, LLC.  The other co-managing underwriters in the syndicate were Banc of America Securities LLC, Citigroup Global Markets, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Suntrust Capital Markets, Inc.

About Chipotle

Chipotle offers a focused menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through its vision of Food with Integrity, Chipotle is seeking better food not only from a variety of fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and operates more than 500 restaurants today.

A copy of the prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or by contacting Cowen and Company, LLC, c/o ADP, 1155 Long Island Avenue, Edgewood, New York 11717.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the class A shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.